EXHIBIT 99.1

MetroCorp Bancshares, Inc. Hires
Mitchell Kitayama as Executive Vice President

HOUSTON—(BUSINESS WIRE)—July 15, 2005—MetroCorp Bancshares, Inc. (Nasdaq:MCBI), the parent company of MetroBank N.A., announced today the hiring of Mitchell W. Kitayama as executive vice president.

Mr. Kitayama is a native of Texas and received his BA and MBA from Baylor University in Waco, TX, and started his banking career in 1981 as an investment officer in Houston, Texas. Prior to joining MetroCorp Bancshares, Inc. he served as Senior Vice President and Treasurer with East West Bank in San Marino, CA, functioning as the Chairman of its Pricing Committee and Vice Chairman of its Asset/Liability Committee and managing the pricing for the Commercial and Commercial Real Estate Loan Portfolios. His experience also includes serving as Treasurer at First American Bank, SSB, Bryan, TX, CoEast Savings Bank, Richmond, VA, Goldome Realty Credit Corp., Buffalo, NY, and First Federal Savings & Loan, Austin, TX.

Mr. Kitayama will report directly to George M. Lee, President and CEO, Executive Vice Chairman of MetroCorp Bancshares, Inc., and will be serving as a member of MetroCorp Bancshares, Inc.’s top leadership team, including serving as a member of the Board of Directors of First United Bank, San Diego, CA following completion of the acquisition.

MetroCorp Bancshares, Inc., with $890.5 million in total assets as of March 31, 2005, provides a full range of commercial and consumer banking services through its wholly owned subsidiary, MetroBank, N.A. MetroCorp has 13 full-service banking locations in the greater Houston and Dallas/Fort Worth metropolitan areas. For more information, visit MetroCorp’s web site at www.metrobank-na.com.

The statements contained in this release that are not historical facts may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements describe MetroCorp’s future plans, projections, strategies and expectations, are based on assumptions and involve a number of risks and uncertainties, many of which are beyond MetroCorp’s control. Important factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following: (1) general business and economic conditions in the markets MetroCorp serves may be less favorable than expected which could decrease the demand for loan, deposit and other financial services and increase loan delinquencies and defaults; (2) changes in the interest rate environment which could reduce MetroCorp’s net interest margin; (3) changes in management’s assumptions regarding the adequacy of the allowance for loan losses; (4) legislative or regulatory developments including changes in laws concerning taxes, banking, securities, insurance and other aspects of the financial securities industry; (5) the effects of competition from other financial institutions operating in the Company’s market area and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the Internet; (6) changes in accounting principles, policies or guidelines; and (7) the Company’s ability to adapt successfully to technological changes to meet customers’ needs and developments in the market place. All written or oral forward-looking statements are expressly qualified in their entirety by these cautionary statements. Please also read the additional risks and factors described from time to time in MetroCorp’s reports and other documents filed with the Securities and Exchange Commission.

CONTACT: MetroCorp Bancshares, Inc., Houston, Texas
George M. Lee, 713-776-3876

SOURCE: MetroCorp Bancshares, Inc.